Exhibit 99.1

Yahoo Reports Third Quarter 2014 Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--October 21, 2014--Yahoo! Inc. (NASDAQ: YHOO) today reported results for the quarter ended September 30, 2014.

	Q3 2013	Q3 2014	Percent Change
GAAP revenue	$1,139 million	$1,148 million	1%
Revenue ex-TAC	$1,081 million	$1,094 million	1%
GAAP income from operations	$93 million	$42 million	(55)%
Non-GAAP income from operations	$173 million	$156 million	(10)%
GAAP net earnings per diluted share	$0.28	$6.70	N/M
Non-GAAP net earnings per diluted share	$0.34	$0.52	52%

N/M – Not meaningful

"We had a good, solid third quarter. We delivered $1.094 billion in revenue ex-TAC and $1.148 billion in GAAP revenue. This represents 1% growth in revenue ex-TAC and 1% growth in GAAP revenue. We achieved this revenue growth through strong growth in our new areas of investment – mobile, social, native and video - despite industry headwinds in some of our large, legacy businesses,” said Marissa Mayer, CEO of Yahoo. “I am also pleased to report today that our revenue in mobile is now material. In Q3, we saw mobile revenues in excess of $200 million on a GAAP basis. Further, we estimate that our gross revenues in mobile will exceed $1.2 billion in revenue this year. We have invested deeply in mobile and we are seeing those investments pay off. Not only are our mobile products attracting praise and engagement from users and industry awards, they are generating meaningful revenue for Yahoo.”

GAAP revenue was $1,148 million for the third quarter of 2014, a 1 percent increase from the third quarter of 2013. Revenue excluding traffic acquisition costs (“revenue ex-TAC”) was $1,094 million for the third quarter of 2014, a 1 percent increase compared to the third quarter of 2013.

GAAP income from operations was $42 million for the third quarter of 2014, a 55 percent decrease from the third quarter of 2013. Non-GAAP income from operations was $156 million for the third quarter of 2014, a 10 percent decrease from the third quarter of 2013.

Adjusted EBITDA for the third quarter of 2014 was $306 million, an 8 percent decrease compared to the third quarter of 2013.

GAAP net earnings for the third quarter of 2014 was $6.8 billion (which included a gain from sale of Alibaba Group Holding Limited (“Alibaba Group”) shares of $6.3 billion, net of tax), compared to $297 million in the third quarter of 2013. Non-GAAP net earnings for the third quarter of 2014 was $543 million, compared to $358 million in the third quarter of 2013.

GAAP net earnings per diluted share was $6.70 in the third quarter of 2014 (which included the gain from sale of Alibaba Group shares of $6.27 per diluted share), compared to $0.28 in the third quarter of 2013. Non-GAAP net earnings per diluted share was $0.52 for the third quarter of 2014, compared to $0.34 in the third quarter of 2013.

Business Highlights

  Yahoo completed the acquisition of Flurry, a mobile data analytics company that optimizes mobile experiences for developers, marketers, and consumers. Yahoo and Flurry’s combined scale is expected to create more personalized and inspiring app experiences for users, and enable more effective mobile advertising solutions for brands seeking to reach audiences and gain unique cross-device insights.
  Yahoo continued to launch new products and improve on existing ones in the third quarter, innovating for the daily habits of users around the world. The Company launched the new Yahoo Finance app, Yahoo News Digest app and Yahoo Mail app for iPad, support for Digital Magazines for Android and iOS, and new navigation for Yahoo Answers, and also made Aviate available in eight languages on Android devices.
  As football season kicked off this quarter, Yahoo announced a partnership with Samsung Smart TV to provide viewers with the Yahoo Fantasy Football TV experience, and launched NFL Now on Yahoo across devices including desktop, iPhone and iPad.
  Top names in music, fashion, entertainment and finance continued to partner with Yahoo in the third quarter of 2014. Taylor Swift and Prince both provided exclusive content to Yahoo in advance of their album releases. Yahoo Digital Magazines launched Yahoo Style with editor-in-chief Joe Zee, previously from ELLE Magazine. The Company also announced four additional new well-known editors-in-chief: Michelle Promaulayko for Yahoo Health, Kerry Diamond for Yahoo Food, Kristen Baldwin for Yahoo TV and Katie Brown for the recently launched Yahoo DIY. Yahoo Finance also launched Yahoo Finance Contributors with a roster of new high-profile industry experts including the Najarian brothers.
  Yahoo launched new ways for the Company to work with publishing partners. Yahoo announced Yahoo Recommends which brings Yahoo’s content personalization technology and native ads to publishers across the web, launching on high-quality publisher sites CBSi, VOX Media and Hearst.
  Yahoo added important technical talent to the team with Mike Kail joining as CIO and SVP, Infrastructure to lead IT and data center operations for the Company.

Third Quarter 2014 Financial Highlights

Display:

  GAAP display revenue was $447 million for the third quarter of 2014, a 5 percent decrease compared to $470 million for the third quarter of 2013.
  Display revenue ex-TAC was $396 million for the third quarter of 2014, a 6 percent decrease compared to $421 million for the third quarter of 2013.
  The number of Ads Sold increased approximately 24 percent compared to the third quarter of 2013.
  Price-per-Ad decreased approximately 24 percent compared to the third quarter of 2013.

Search:

  GAAP search revenue was $452 million for the third quarter of 2014, a 4 percent increase compared to $435 million for the third quarter of 2013.
  Search revenue ex-TAC was $450 million for the third quarter of 2014, a 6 percent increase compared to $426 million for the third quarter of 2013.
  The number of Paid Clicks was flat compared to the third quarter of 2013.
  Price-per-Click increased approximately 17 percent compared to the third quarter of 2013.

Cash, Cash Equivalents, and Marketable Securities:

  Cash, cash equivalents, and marketable securities (excluding Investment in Alibaba Group equity securities) were $12 billion as of September 30, 2014 compared to $5 billion as of December 31, 2013, an increase of $7 billion. Yahoo estimates that it will pay approximately $3.3 billion in cash taxes in the first quarter of 2015 related to the sale of Alibaba Group shares.
  During the third quarter of 2014, Yahoo repurchased approximately 8 million shares of its common stock for $282 million.
  In September 2014, the Company also entered into an accelerated share repurchase agreement with a financial institution to repurchase shares of its common stock. Under the agreement, the Company prepaid $1.1 billion and approximately 15 million shares were initially delivered to the Company on September 30, 2014 and are included in treasury stock. Final settlement occurred on October 17, 2014 resulting in a total of approximately 23.5 million shares repurchased for $933 million. The Company received a return of cash for the remaining amount not settled in shares of $167 million. The accelerated share repurchase agreement was entered into pursuant to the Company’s existing share repurchase program.
  As of September 30, 2014, the Company had 979 million shares outstanding.

“We are pleased with our performance this quarter, demonstrating results that met or exceeded guidance on key metrics. We ended the quarter with over $12 billion in cash and marketable securities following the sale of 140 million shares of Alibaba stock in the IPO, which resulted in $9.4 billion in pre-tax proceeds,” said Ken Goldman, CFO of Yahoo. “In Q3 and Q4 to date, we have bought back approximately $1.6 billion of our stock. Of this amount, we have returned $1.4 billion to shareholders as a part of our commitment to return at least half of the after-tax IPO proceeds. We are hopeful that we will finish the year strong, and we believe that the Company is well positioned for improved performance in 2015.”

Live Stream

Yahoo will live stream a video broadcast of the Company's third quarter 2014 financial results at 2 p.m. Pacific Time/5 p.m. Eastern Time today. The live stream will be broadcast from Yahoo’s Sunnyvale studio and will be available exclusively on Yahoo Finance at finance.yahoo.com. The Company will provide its business outlook for the fourth quarter during the presentation. Supplemental financial information can be accessed through the Company’s Investor Relations website at investor.yahoo.net. The video will be archived after the event at investor.yahoo.net and will be available for 90 days following the broadcast.

Non-GAAP Financial Measures

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): revenue ex-TAC; adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per share - diluted; and free cash flow.

Revenue ex-TAC is GAAP revenue less traffic acquisition costs. Adjusted EBITDA, non-GAAP income from operations, non-GAAP net earnings and non-GAAP net earnings per share - diluted, exclude from the most comparable GAAP financial measures certain gains, losses, and expenses that we do not believe are indicative of ongoing results, and exclude stock-based compensation expense. Adjusted EBITDA also excludes taxes, depreciation, amortization of intangible assets, other income, net (which includes interest), earnings in equity interests, and net income attributable to noncontrolling interests. Free cash flow is GAAP net cash provided by operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees.

These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Unaudited Condensed Consolidated Financial Statements,” “Supplemental Financial Data and GAAP to Non-GAAP Reconciliations,” and “GAAP to Non-GAAP Reconciliations.”

About Yahoo

Yahoo is focused on making the world’s daily habits inspiring and entertaining. By creating highly personalized experiences for our users, we keep people connected to what matters most to them, across devices and around the world. In turn, we create value for advertisers by connecting them with the audiences that build their businesses. Yahoo is headquartered in Sunnyvale, California, and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the Company's blog (yahoo.tumblr.com).

“Affiliates” refers to the third-party entities that have integrated Yahoo’s advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”).

“Net earnings” means net income attributable to Yahoo! Inc., and “net earnings per diluted share” means net income attributable to Yahoo! Inc. common stockholders per share – diluted.

“Ads Sold” consist of display ad impressions for paying advertisers on Yahoo Properties.

“Paid Clicks” are clicks by end-users on sponsored search listings (excluding native ads) on Yahoo Properties and Affiliate sites.

“Price-per-Ad” is defined as display revenue from Yahoo Properties divided by our total number of Ads Sold.

“Price-per-Click” is defined as Search click-driven revenue divided by our total number of Paid Clicks.

We periodically review, refine and update our methodologies for monitoring, gathering, and counting numbers of Ads Sold and Paid Clicks, and for calculating Price-per-Ad and Price-per-Click.

Additional information about how “Ads Sold,” “Paid Clicks,” “Price-per-Ad,” and “Price-per-Click” are defined and calculated is included under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which is on file with the SEC and available on the SEC's website at www.sec.gov.

“Search Agreement” refers to the Search and Advertising Services and Sales Agreement between Yahoo and Microsoft Corporation, as amended.

“Search click-driven revenue” is gross search revenue (before TAC) excluding the Microsoft RPS guarantee.

“TAC” refers to traffic acquisition costs. TAC consists of payments to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo Properties.

“Yahoo Properties” refers to the online properties and services that Yahoo provides to users.

This press release contains forward-looking statements concerning Yahoo's expected financial performance and Yahoo's strategic and operational plans (including, without limitation, the quotations from management). Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, acceptance by users of new products and services (including, without limitation, products and services for mobile devices and alternative platforms); Yahoo's ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; risks associated with the Search Agreement with Microsoft Corporation; risks related to acquiring or developing compelling content; risks related to joint ventures and the integration of acquisitions; risks relating to possible impairment of goodwill or other assets; risks related to fluctuations in foreign currency exchange rates; risks related to Yahoo’s regulatory environment; Yahoo’s ability to protect its intellectual property and the value of its brands; adverse results in litigation; security breaches; interruptions or delays in the provision of Yahoo’s services; risks related to Yahoo's international operations; risks related to the calculation of our key operational metrics; dependence on third parties for technology, services, content, and distribution; and general economic conditions. All information set forth in this press release and its attachments is as of October 21, 2014. Yahoo does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, as amended, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which are on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which will be filed with the SEC in the fourth quarter of 2014.

Yahoo!, Flurry, Yahoo Finance, Yahoo News Digest, Yahoo Mail, Yahoo Answers, Aviate, Yahoo Sports, Yahoo Fantasy, Yahoo Style, Yahoo Health, Yahoo TV, Yahoo Food, Yahoo DIY, Yahoo Recommends and the Yahoo logos are trademarks and/or registered trademarks of Yahoo! Inc. Tumblr is a registered trademark of Tumblr, Inc. All other marks are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	September 30,
	2013	2014

ASSETS
Current assets:
Cash and cash equivalents	$2,077,590	$10,345,285
Short-term marketable securities	1,330,304	848,558
Accounts receivable, net	979,559	831,393
Prepaid expenses and other current assets	638,404	554,271
Total current assets	5,025,857	12,579,507

Long-term marketable securities	1,589,500	1,056,992
Property and equipment, net	1,488,518	1,483,797
Goodwill	4,679,648	4,860,768
Intangible assets, net	417,808	395,662
Other long-term assets	177,281	265,812
Investment in Alibaba Group	-	34,079,787
Investments in equity interests	3,426,347	2,575,274

Total assets	$16,804,959	$57,297,599

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$138,031	$165,890
Taxes payable related to sale of Alibaba Group shares	-	3,282,293
Accrued expenses and other current liabilities	907,782	514,301
Deferred revenue	294,499	415,477
Total current liabilities	1,340,312	4,377,961

Convertible notes	1,110,585	1,155,168
Long-term deferred revenue	258,904	19,196
Capital lease and other long-term liabilities	116,605	146,072
Deferred tax liabilities related to investment in Alibaba Group	-	13,796,527
Deferred and other long-term tax liabilities, net	847,956	1,048,290
Total liabilities	3,674,362	20,543,214

Total Yahoo! Inc. stockholders' equity	13,074,909	36,713,567
Noncontrolling interests	55,688	40,818
Total equity	13,130,597	36,754,385

Total liabilities and equity	$16,804,959	$57,297,599

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014

Revenue	$1,138,973	$1,148,140	$3,414,585	$3,365,061

Operating expenses:
Cost of revenue - traffic acquisition costs	58,464	54,180	188,848	143,915
Cost of revenue - other	271,763	266,820	821,032	818,812
Sales and marketing	282,562	309,618	819,319	932,281
Product development	267,444	305,624	733,222	890,915
General and administrative	151,304	147,234	419,764	411,746
Amortization of intangibles	15,253	15,322	30,702	48,826
Gains on sales of patents	-	(1,300)	(9,950)	(62,800)
Restructuring (reversals) charges, net	(576)	8,470	(4,060)	70,578
Total operating expenses	1,046,214	1,105,968	2,998,877	3,254,273

Income from operations	92,759	42,172	415,708	110,788

Other income, net	5,370	10,308,931	46,048	10,281,889

Income before income taxes and earnings in equity interests	98,129	10,351,103	461,756	10,392,677

Provision for income taxes	(31,891)	(3,973,402)	(111,894)	(3,985,762)
Earnings in equity interests	232,756	398,692	675,034	955,946

Net income	298,994	6,776,393	1,024,896	7,362,861

Less: Net income attributable to noncontrolling interests	(2,338)	(2,291)	(6,805)	(7,474)

Net income attributable to Yahoo! Inc.	$296,656	$6,774,102	$1,018,091	$7,355,387

Net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)	$0.28	$6.70	$0.93	$7.18

Shares used in per share calculation - diluted	1,041,698	1,007,693	1,081,495	1,017,935

Stock-based compensation expense by function:
Cost of revenue - other	$2,608	$3,194	$9,215	$29,090
Sales and marketing	29,175	34,284	68,995	120,302
Product development	28,702	40,783	57,502	94,217
General and administrative	20,241	27,535	57,755	73,813

Supplemental Financial Data:
Revenue ex-TAC	$1,080,509	$1,093,960	$3,225,737	$3,221,146
Adjusted EBITDA	$331,125	$305,582	$1,085,912	$952,326
Free cash flow	$239,088	$212,230	$520,395	$512,107

(1)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.02 for the three months ended September 30, 2014 and $0.01 and $0.04 for the nine months ended September 30, 2013 and 2014, respectively.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$298,994	$6,776,393	$1,024,896	$7,362,861
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	127,356	116,946	412,646	356,577
Amortization of intangible assets	30,888	32,198	68,365	96,961
Accretion of convertible notes discount	-	15,057	-	44,583
Stock-based compensation expense	80,726	105,796	193,467	317,422
Non-cash restructuring charges (reversals)	-	-	547	(7,031)
Losses from sale of investments, assets, and other, net	6,819	9,183	19,994	27,850
Gain on sale of Alibaba Group shares	-	(10,319,437)	-	(10,319,437)
Gains on sales of patents	-	(1,300)	(9,950)	(62,800)
Earnings in equity interests	(232,756)	(398,692)	(675,034)	(955,946)
Dividend income related to Alibaba Group Preference Shares	-	-	(35,726)	-
Tax benefits from stock-based awards	24,169	34,234	33,894	111,062
Excess tax benefits from stock-based awards	(28,680)	(35,292)	(47,193)	(114,392)
Deferred income taxes	(46,984)	383,230	(74,981)	397,415
Dividends received from equity investees	-	-	135,058	83,685
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	102,949	(11,481)	161,459	142,648
Prepaid expenses and other	10,987	7,466	(17,738)	21,058
Accounts payable	5,411	9,765	(54,343)	(310)
Accrued expenses and other liabilities	(53,051)	322,160	(183,706)	120,018
Taxes payable related to sale of Alibaba Group shares	-	3,282,293	-	3,282,293
Deferred revenue	(38,767)	(39,327)	(114,085)	(118,850)
Net cash provided by operating activities	288,061	289,192	837,570	785,667

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(77,653)	(112,254)	(229,310)	(304,267)
Purchases of marketable securities	(3,000)	(198,752)	(2,247,302)	(1,562,588)
Proceeds from sales of marketable securities	1,183,955	1,300,781	2,642,548	1,681,735
Proceeds from maturities of marketable securities	95,159	178,938	557,565	868,956
Proceeds from sale of Alibaba Group shares, net of transaction costs	-	9,404,974	-	9,404,974
Proceeds related to the redemption of Alibaba Group Preference Shares	-	-	800,000	-
Purchases of intangible assets	(238)	(306)	(2,290)	(2,480)
Proceeds from settlement of derivative hedge contracts	548	12,821	6,059	186,079
Payments for settlement of derivative hedge contracts	(3,937)	(602)	(11,657)	(5,218)
Acquisitions, net of cash acquired	(163,072)	(292,176)	(1,187,229)	(313,837)
Payments for investments in privately held companies	(4,226)	(50,000)	(4,226)	(60,399)
Proceeds from sales of patents	9,950	61,300	9,950	62,800
Other investing activities, net	(292)	1,879	(1,221)	1,239
Net cash provided by investing activities	1,037,194	10,306,603	332,887	9,956,994

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	80,325	83,831	203,417	247,568
Repurchases of common stock	(1,685,293)	(1,382,026)	(3,113,118)	(2,550,232)
Excess tax benefits from stock-based awards	28,680	35,292	47,193	114,392
Tax withholdings related to net share settlements of restricted stock units	(55,040)	(66,844)	(106,177)	(226,425)
Proceeds from credit facility borrowings	150,000	-	150,000	-
Repayment of credit facility borrowings	(150,000)	-	(150,000)	-
Distributions to noncontrolling interests	-	-	-	(22,344)
Other financing activities, net	(3,085)	(3,110)	(5,863)	(9,240)
Net cash used in financing activities	(1,634,413)	(1,332,857)	(2,974,548)	(2,446,281)

Effect of exchange rate changes on cash and cash equivalents	9,363	(32,239)	(21,259)	(28,685)

Net change in cash and cash equivalents	(299,795)	9,230,699	(1,825,350)	8,267,695
Cash and cash equivalents, beginning of period	1,142,223	1,114,586	2,667,778	2,077,590

Cash and cash equivalents, end of period	$842,428	$10,345,285	$842,428	$10,345,285

Yahoo! Inc.
Note to Unaudited Condensed Consolidated Financial Statements

This press release and its attachments include the non-GAAP financial measures of revenue excluding traffic acquisition costs (“revenue ex-TAC”); adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per diluted share; and free cash flow, which are reconciled to revenue; net income attributable to Yahoo! Inc. (in the case of adjusted EBITDA and non-GAAP net earnings); income from operations; net income attributable to Yahoo! Inc. common stockholders per share – diluted; and net cash provided by operating activities, which we believe are the most comparable GAAP measures. Yahoo! Inc. (the “Company” or “we”) uses these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect additional ways of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, revenue, net income attributable to Yahoo! Inc., income from operations, net income attributable to Yahoo! Inc. common stockholders per share – diluted, and net cash provided by operating activities calculated in accordance with GAAP.

Revenue ex-TAC is a non-GAAP financial measure defined as GAAP revenue less TAC. TAC consists of payments made to third-party entities that have integrated our advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”) and payments made to companies that direct consumer and business traffic to Yahoo’s online properties and services (“Yahoo Properties”). Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo Properties and Affiliate sites in transitioned markets. Yahoo reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC. Accordingly, for the current period Yahoo reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For the 2013 comparison periods, revenue from markets that had not yet transitioned to Microsoft’s platform was recorded on a gross basis, and the associated TAC was recorded as a part of operating expenses. We present revenue ex-TAC to provide investors a metric used by the Company for evaluation and decision-making purposes and to provide investors with comparable revenue numbers when comparing periods preceding, during and following the transition period. A limitation of revenue ex-TAC is that it is a measure which we have defined for internal and investor purposes that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue and total operating expenses, which includes TAC in non-transitioned markets.

Adjusted EBITDA is defined as net income attributable to Yahoo! Inc. before taxes, depreciation, amortization of intangible assets, stock-based compensation expense, other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results. Yahoo presents adjusted EBITDA because the exclusion of certain gains, losses, and expenses facilitates comparisons of the operating performance of the Company on a period to period basis. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. These limitations include: adjusted EBITDA does not reflect tax payments and such payments reflect a reduction in cash available to us; adjusted EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses; adjusted EBITDA does not include stock-based compensation expense related to the Company’s workforce; adjusted EBITDA also excludes other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results, and these items may represent a reduction or increase in cash available to us; and adjusted EBITDA is a measure that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry. Management compensates for these limitations by also relying on the comparable GAAP financial measure of net income attributable to Yahoo! Inc., which includes taxes, depreciation, amortization, stock-based compensation expense, other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and the other gains, losses and expenses that are excluded from adjusted EBITDA.

Non-GAAP income from operations is defined as income from operations excluding certain gains, losses, and expenses that we do not believe are indicative of our ongoing operating results and further adjusted to exclude stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on income from operations. We consider non-GAAP income from operations to be a profitability measure which facilitates the forecasting of our operating results for future periods and allows for the comparison of our results to historical periods. A limitation of non-GAAP income from operations is that it does not include all items that impact our income from operations for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measure of income from operations which includes the gains, losses, and expenses that are excluded from non-GAAP income from operations.

Non-GAAP net earnings is defined as net income attributable to Yahoo! Inc. excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results and further adjusted to exclude stock-based compensation expense and its related tax effects. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on net income and net income per share. We consider non-GAAP net earnings and non-GAAP net earnings per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net earnings and non-GAAP net earnings per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income attributable to Yahoo! Inc. and net income attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net earnings and non-GAAP net earnings per diluted share.

Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Yahoo! Inc.
Supplemental Financial Data and GAAP to Non-GAAP Reconciliations
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014
Revenue for groups of similar services:
Display	$469,932	$446,980	$1,396,745	$1,336,257
Search	435,192	452,355	1,278,081	1,325,540
Other	233,849	248,805	739,759	703,264
Total revenue	$1,138,973	$1,148,140	$3,414,585	$3,365,061

Revenue excluding traffic acquisition costs ("revenue ex-TAC") for groups of similar services:
GAAP display revenue	$469,932	$446,980	$1,396,745	$1,336,257
TAC associated with display revenue	(48,617)	(50,577)	(150,274)	(137,156)
Display revenue ex-TAC	$421,315	$396,403	$1,246,471	$1,199,101

GAAP search revenue	$435,192	$452,355	$1,278,081	$1,325,540
TAC associated with search revenue	(9,100)	(2,713)	(40,088)	(4,183)
Search revenue ex-TAC	$426,092	$449,642	$1,237,993	$1,321,357

Other GAAP revenue	$233,849	$248,805	$739,759	$703,264
TAC associated with other GAAP revenue	(747)	(890)	1,514	(2,576)
Other revenue ex-TAC	$233,102	$247,915	$741,273	$700,688

Revenue ex-TAC:
GAAP revenue	$1,138,973	$1,148,140	$3,414,585	$3,365,061
TAC	(58,464)	(54,180)	(188,848)	(143,915)
Revenue ex-TAC	$1,080,509	$1,093,960	$3,225,737	$3,221,146

Revenue ex-TAC by segment:
Americas:
GAAP revenue	$850,935	$873,306	$2,521,667	$2,545,769
TAC	(36,435)	(42,607)	(111,077)	(106,997)
Revenue ex-TAC	$814,500	$830,699	$2,410,590	$2,438,772

EMEA:
GAAP revenue	$89,156	$89,058	$281,367	$278,475
TAC	(9,929)	(7,980)	(32,837)	(27,385)
Revenue ex-TAC	$79,227	$81,078	$248,530	$251,090

Asia Pacific:
GAAP revenue	$198,882	$185,776	$611,551	$540,817
TAC	(12,100)	(3,593)	(44,934)	(9,533)
Revenue ex-TAC	$186,782	$182,183	$566,617	$531,284

Total revenue ex-TAC	$1,080,509	$1,093,960	$3,225,737	$3,221,146

Direct costs by segment (2):
Americas	$183,436	$192,450	$545,848	$552,569
EMEA	39,594	36,796	120,052	115,062
Asia Pacific	47,312	50,955	151,698	140,538
Global operating costs (3)	479,042	509,477	1,332,177	1,523,451
Restructuring (reversals) charges, net	(576)	8,470	(4,060)	70,578
Depreciation and amortization	158,216	149,144	480,797	453,538
Gains on sales of patents	-	(1,300)	(9,950)	(62,800)
Stock-based compensation expense	80,726	105,796	193,467	317,422
Income from operations	$92,759	$42,172	$415,708	$110,788

Reconciliation of net income attributable to Yahoo! Inc. to adjusted EBITDA:
Net income attributable to Yahoo! Inc.	$296,656	$6,774,102	$1,018,091	$7,355,387
Depreciation and amortization	158,216	149,144	480,797	453,538
Stock-based compensation expense	80,726	105,796	193,467	317,422
Restructuring (reversals) charges, net	(576)	8,470	(4,060)	70,578
Other income, net	(5,370)	(10,308,931)	(46,048)	(10,281,889)
Provision for income taxes	31,891	3,973,402	111,894	3,985,762
Earnings in equity interests	(232,756)	(398,692)	(675,034)	(955,946)
Net income attributable to noncontrolling interests	2,338	2,291	6,805	7,474
Adjusted EBITDA	$331,125	$305,582	$1,085,912	$952,326

Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$288,061	$289,192	$837,570	$785,667
Acquisition of property and equipment, net	(77,653)	(112,254)	(229,310)	(304,267)
Dividends received from equity investees	-	-	(135,058)	(83,685)
Excess tax benefits from stock-based awards	28,680	35,292	47,193	114,392
Free cash flow	$239,088	$212,230	$520,395	$512,107

(2)	Direct costs for each segment include cost of revenue-other, as well as other operating expenses that are directly attributable to the segment such as employee compensation expense (excluding stock-based compensation expense), local sales and marketing expenses, and facilities expenses.
(3)	Global operating costs include product development, service engineering and operations, general and administrative, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment.

Yahoo! Inc.
GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)

	Three Months Ended
	September 30,
	2013	2014

GAAP income from operations	$92,759	$42,172

(a) Restructuring (reversals) charges, net	(576)	8,470

(b) Stock-based compensation expense	80,726	105,796

Non-GAAP income from operations	$172,909	$156,438

GAAP net income attributable to Yahoo! Inc.	$296,656	$6,774,102

(a) Restructuring (reversals) charges, net	(576)	8,470

(b) Stock-based compensation expense	80,726	105,796

(c) Gain related to sale of Alibaba Group shares	-	(10,319,437)

(d) To adjust the provision for income taxes to exclude the tax impact of items (a) through (c) above for the three months ended September 30, 2013 and 2014	(18,354)	3,974,481

Non-GAAP net earnings	$358,452	$543,412

GAAP net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)	$0.28	$6.70

Non-GAAP net earnings per share - diluted (4)	$0.34	$0.52

Shares used in per share calculation - diluted	1,041,698	1,007,693

	Nine Months Ended
	September 30,
	2013	2014

GAAP income from operations	$415,708	$110,788

(a) Restructuring (reversals) charges, net	(4,060)	70,578

(b) Stock-based compensation expense	193,467	317,422

Non-GAAP income from operations	$605,115	$498,788

GAAP net income attributable to Yahoo! Inc.	$1,018,091	$7,355,387

(a) Restructuring (reversals) charges, net	(4,060)	70,578

(b) Stock-based compensation	193,467	317,422

(c) Gain related to sale of Alibaba Group shares	-	(10,319,437)

(d) To adjust the provision for income taxes to exclude the tax impact of items (a) through (c) above for the nine months ended September 30, 2013 and 2014	(42,995)	3,902,827

Non-GAAP net earnings	$1,164,503	$1,326,777

GAAP net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)	$0.93	$7.18

Non-GAAP net earnings per share - diluted (4)	$1.07	$1.26

Shares used in per share calculation - diluted	1,081,495	1,017,935

(1)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.02 for the three months ended September 30, 2014 and $0.01 and $0.04 for the nine months ended September 30, 2013 and 2014, respectively.
(4)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's non-GAAP diluted earnings per share by $0.02 for the three months ended September 30, 2014 and $0.01 and $0.04 for the nine months ended September 30, 2013 and 2014, respectively.

CONTACTS:
Yahoo! Inc.
Media Relations Contact:
Sarah Meron, 408-349-4040
media@yahoo-inc.com
Investor Relations Contact:
Joon Huh, 408-349-3382
investorrelations@yahoo-inc.com